BY-LAWS
                      As Amended January 1, 1995

                               ARTICLE I
                          Board of Directors

     SECTION 1. The Board of Directors shall consist of not less than seven and not more than twelve persons to be elected by the shareholders as herein provided, the exact number to be determined from time to time by proper resolution of the Board of Directors. The Directors shall be classified with respect to the time during which they shall severally hold office, by dividing them into three classes, each consisting as nearly as possible of the same number of Directors. At each annual meeting of the shareholders, Directors in the number for those whose terms then expire shall be elected to serve for terms of three years, except that the number of Directors to be elected to such terms shall be adjusted if the number of Directors shall have been decreased as provided herein so as to eliminate the place of a Director whose term then expires.

     Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of the Corporation entitled to notice of, and to vote at, any meeting called for the election of Directors. Nominations, other than those made by or on behalf of the Board of Directors of the Corporation, shall be noticed in writing and shall be received by the Secretary of the Corporation not later than (i) with respect to an election of directors to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election of directors to be held at a special meeting of shareholders, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to shareholders or public disclosure of the meeting is made. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and residence address of each proposed nominee and of the notifying shareholder; (b) the principal occupation of each proposed nominee; (c) a representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) the total number of shares of the Corporation that will be voted for each proposed nominee; (e) the total number of shares of the Corporation owned by the notifying shareholder; (f) a description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) relating to such nomination or nominations by the notifying shareholder; (g) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the Securities and Exchange Commission; and (h) the consent of each nominee to serve as a director of the Corporation if so elected. If the information submitted to the Corporation within the time prescribed above is determined by the Chairman of the Board of the Corporation to be deficient in any manner, the Chairman shall advise the notifying shareholder in writing of such deficiencies not
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later than the close of business on the fifth (5th) day following the date that the Corporation first received written notice of the nomination made by the notifying shareholder. The notifying shareholder must thereafter cure such deficiencies by sending a revised notification to the Secretary of the Corporation setting forth the required information which must be received by the Secretary in writing not later than the fifth (5th) day following the date that the notifying shareholder received notice from the Corporation of the deficiencies in the notifying shareholder's written nomination. Notwithstanding the above, these nominating procedures shall not apply to any special meeting of the shareholders of the Corporation called for the election of directors for which notice of the meeting was not given to shareholders at least twenty (20) days prior to the meeting. The chairman may disregard and refuse to recognize any nomination determined by him not to have been made in accordance with the foregoing procedures.

     If a vacancy occurs in the Board of Directors from any cause, including any increase in the number of Directors in the manner prescribed in this Section, a majority of the remaining members of the Board of Directors, though less than a quorum, shall have the power to elect a Director to fill such vacancy to serve for the balance of the unexpired term of the vacating director and until his or her successor has been elected and qualified.

     In the case of an increase in the number of Directors in the manner specified in this Section, the additional offices so created shall be assigned by the Board of Directors to the appropriate class so that the three classes shall continue to consist, as nearly as possible, of the same number of Directors.

     At any shareholders' meeting at which Directors are to be elected, separate elections shall be held for the Directors of each class then to be elected.

     The Directors shall hold office during the terms for which they have been elected and until their successors are elected and qualified.

     SECTION 2. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the Directors of the Corporation. Standing committees shall include the Audit and Finance Committee and the Compensation and Nominating Committee, each of which shall be comprised exclusively of Directors who are not current employees of the Corporation.
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     SECTION 3.     The Board of Directors, as soon as reasonably
possible after each annual meeting of shareholders, shall hold a meeting to organize, elect officers of the Corporation and transact other business.

     Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors and may be adjourned by the members present to any other time and place.

     Special meetings may be called at any time by the chief executive officer or any two members of the Board of Directors upon at least 24 hours' notice, which need not be in writing.

     A majority of the Directors in office shall constitute a quorum for the transaction of business.

     If all the Directors shall severally or collectively consent in writing to any action to be taken by the Corporation, such action shall be as valid corporate action as though it had been authorized at a meeting of the Board of Directors.

     One or more Directors may participate in a meeting of the Board of Directors, or of a committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     SECTION 4. The Board of Directors shall have the right to adopt such rules and regulations for the conduct of business, and from time to time alter and amend the same, as to them may seem proper.

     SECTION 5.     The Board of Directors (or the Compensation
Committee by delegation from the Board), shall fix the compensation of the officers of the Corporation and such other employees who are designated by the Board of Directors as holding major positions of authority in the Corporation.


                              ARTICLE II
                               Officers

     SECTION 1. The officers of the Corporation to be elected by the Board of Directors shall consist of a Chairman, one or more Vice Chairman (any one or more of whom may have added to his title another word or words specially designating the further powers and duties assigned to that officer), a President, one or more Vice Presidents (any one or more of whom may be designated an Executive Vice President, Senior Vice President, Group Vice President or have added to his title another word or words specifically designating the further powers and
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duties assigned to that officer), a Treasurer, a Controller and a
Secretary, who shall hold office until their respective successors are duly elected and qualified or until the earlier death, resignation or removal from office of any of them.

     SECTION 2. Subordinate officers to be appointed by the Board of Directors shall include one or more assistant secretaries and one or more assistant treasurers.


                              ARTICLE III
                        Duties of the Chairman

     SECTION 1. The Chairman, who shall be elected from among the Directors, shall preside at all meetings of the shareholders and of the Board of Directors at which he shall be present.


                              ARTICLE IV
                     Duties of the Vice Chairmen

     SECTION 1. The Vice Chairmen, who shall be elected from among the Directors, shall perform such duties as shall be prescribed time to time by the Board of Directors or the chief executive officer.


                               ARTICLE V
                       Duties of the President

     SECTION 1. The President, who shall be elected from among the Directors, shall be the chief executive officer of the Corporation, and be subject to the control of the Board of Directors, shall be in general and active charge of the business affairs of the Corporation, shall establish the various Divisions and units of the Corporation, and shall appoint and designate the duties of the Managers of Divisions of the Corporation. In the absence or inability to act of the President, the officer or officers designated from time to time by the Board of Directors shall perform the duties pertaining to the office of President.


                              ARTICLE VI
                     Duties of the Vice Presidents

     SECTION 1. The Vice Presidents shall perform such duties as shall be prescribed from time to time by the Board of Directors or the chief executive officer.

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                              ARTICLE VII
                       Duties of the Secretary

     SECTION 1. The Secretary shall, under the direction of the chief executive officer, record the proceeding of all meetings of the Board of Directors and of the shareholders for presentation in a suitable book. The Secretary shall notify the shareholders of all annual and special meetings and the members of the Board of Directors of all special meetings, have charge of the corporate seal and perform all the duties which are customary and incident to the office of Secretary of like companies.


                             ARTICLE VIII
                       Duties of the Treasurer

     SECTION 1. The Treasurer shall, under the direction of the Vice President in charge of financial affairs, have general charge of the funds of the Corporation and shall make such reports of the receipts and disbursements in such form and manner as the Board of Directors may direct. He shall if so directed by the chief executive officer, attend any or all meetings of the Board of Directors and report on his activities as the chief executive officer may prescribe.


                              ARTICLE IX
                       Duties of the Controller

     SECTION 1. The Controller shall, under the direction of the Vice President in charge of financial affairs, maintain adequate records of all assets, liabilities and transactions of the Corporation; cause adequate audits to be currently and regularly made; prepare financial, cost and tax reports and other reports of a financial and accounting nature required by governmental agencies; and in conjunction with other officers and heads of departments initiate and enforce controls and procedures whereby the business of the Corporation shall be conducted with the maximum of efficiency and economy. He shall, if so directed by the chief executive officer, attend any or all meetings of the Board of Directors and report on his activities as the chief executive officer may prescribe.

                               ARTICLE X
                     Checks, Notes and Contracts

     SECTION 1. All checks drawn upon the funds of the Corporation and all promissory notes, drafts, bills of exchange or other negotiable instruments shall be signed in the name of the Corporation by such person or persons as the Board of Directors may from time to time designate.

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     SECTION 2.      All written contracts other than those mentioned
in Section 1 of this Article shall be signed in the name of the Corporation by the Chairman or a Vice Chairman or the President or a Vice President, unless otherwise directed by the Board of Directors.


                              ARTICLE XI
                               Elections

     SECTION 1. In elections of directors by shareholders, voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins.

     Election of officers shall be in such manner as a majority of the Directors present and voting at a duly organized meeting may determine.


                              ARTICLE XII
                                Offices

     SECTION 1. The registered office of the Corporation shall be in the City of Pittsburgh, County of Allegheny, State of Pennsylvania, but the Board of Directors may establish another office or other offices at any place or places in the state of Pennsylvania or elsewhere.


                             ARTICLE XIII
                                 Seal

     SECTION 1. The seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its creation, the name of the State under whose laws it was created and the words "Corporate Seal".


                              ARTICLE XIV
                     Meetings of the Shareholders

     SECTION 1. Meetings of the shareholders may be held at such places within or without the State of Pennsylvania as may be fixed by the Board of Directors.

     The annual meeting of the shareholders of the Corporation for the election of Directors shall be held on such date and at such time and place as may be fixed from time to time by the Board of Directors, provided, however, that in fixing the date, time and place of said meeting the Board of Directors shall comply with all applicable statutes and regulations as well as the rules of the New York Stock Exchange.
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     SECTION 2.     Special meetings of the shareholders may be called
at any time by the Board of Directors, the Chairman of the Board or the President of the Corporation. Notice shall be given by the Secretary of the time and place of holding the annual and any special meeting of the shareholders by mailing such notice to the addresses of said shareholders, as shown by the share register or the records of the Corporation, at least five days prior to the date of the meeting, except when a longer period of notice is required by law.

     SECTION 3. Unless otherwise provided in a resolution of the Board of Directors with respect to any meeting of shareholders and stated in the notice of the meeting, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for purposes of consideration and action on the matter. If no quorum be present at any meeting so called, the holders of less than a majority of said shares may meet and adjourn the meeting from time to time until a quorum be present or until action may be taken in the absence of a quorum in the manner prescribed by law.
                              ARTICLE XV
                          Share Certificates

     SECTION 1. Share certificates shall be issued to the shareholders and transfers thereof shall be made by a transfer agent, if one or more transfer agents are appointed by the Board of Directors, otherwise by the Secretary or Assistant Secretary. Transfers shall be made in person or by power of attorney on the books of the Corporation on the surrender of the certificates. The share certificates shall be signed by the Chairman, the President or a Vice President or other officer designated by the Board of Directors, countersigned by the Treasurer or Assistant Treasurer or other officers designated by the Board of Directors and sealed with the seal of the Corporation.

     One or more transfer agents and registrars of the shares of stock of the Corporation may be appointed by the Board of Directors. The signatures, countersignatures, and seal, or any of them on the share certificates may be executed in facsimile, engraved or printed, provided that the share certificates are signed or countersigned by a corporate transfer agent or by a corporate registrar other than the Corporation itself, appointed by the Board of Directors.

                              ARTICLE XVI
                             Resignations

     SECTION 1. Any Director or officer may resign his office at any time, such resignation to be in writing and to take effect from the time of its receipt by the corporation, unless some time be fixed in the said resignation, and then from that time. The acceptance of a resignation shall not be required to make it effective.
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                             ARTICLE XVII
                            Indemnification

     SECTION 1. The Corporation shall indemnify every person who is or was a party or is threatened to be made a party to or is involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation or otherwise (hereafter a "proceeding"), by reason of the fact that he or she is or was a Director or officer or employee of the Corporation, or is or was serving at the request of the Corporation as a Director, officer or trustee or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or not taken by him or her while acting in any such capacity, against expenses (including attorneys' fees) and all liability and loss, including judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonable incurred by him or her in connection with such threatened, pending or completed action, suit or proceeding, except to the extent prohibited by law as the same exists or may hereafter be amended (except in the case of any such amendment which has the effect of narrowing indemnification rights that the Corporation was permitted to provide prior to such amendment); provided, however, that except with respect to claims described in
Section 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Subject to the foregoing indemnification, the right to indemnification conferred in this Section shall include the right to be paid by the Corporation expenses incurred; provided, however, that to the extent required by law, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article or otherwise.

     SECTION 2. If a claim under Section 1 is not paid in full by the Corporation within forty-five (45) days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim. The claimant shall also be entitled to be paid the expenses of prosecuting such claim to the extent he or she is successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses.
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     SECTION 3.     The right to indemnification, including the right
to the advancement of expenses, conferred in this Article shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses hereunder may be entitled under any by-law, agreement, vote of shareholders, or directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding that office.

     SECTION 4. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this Article or otherwise.

     SECTION 5. The Corporation shall have the express authority to enter into such agreements as the Board of Directors deem appropriate for the indemnification of, including the advancement of expenses to, present or future Directors, officers and employees of the Corporation in connection with their service to, or status with, the Corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for whom such person is serving at the request of the Corporation.

     SECTION 6. The right to indemnification, including the right to the advancement of expenses provided herein, shall be a contract right, shall continue as to a person who has ceased to be a director, officer, employee, or to serve in any other of the capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person. Notwithstanding any amendment, alteration or repeal of this Article or any of its provisions or the adoption of any provision inconsistent with this Article or any of its provisions, any person who is or was a director, officer or employee or is or was serving at the request of the Corporation as a director, officer, employee, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be entitled to indemnification, including the right to the advancement of expenses, in accordance with the provisions hereof and thereof with respect to any action taken or omitted prior to such amendment, alteration or repeal or the adoption of such inconsistent provision except to the extent such amendment, alteration, repeal or inconsistent provisions provides broader rights with respect to indemnification, including the advancement of expenses, than the Corporation was permitted to provide prior to the amendment, alteration, repeal, or the adoption of such inconsistent provision or to the extent otherwise prescribed by law.
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                             ARTICLE XVIII
          By-Laws--Adoption, Alteration, Amendment and Repeal

     SECTION 1. The By-Laws of the Corporation may be adopted, altered, amended or repealed by a majority vote of the shareholders present and voting at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority vote of the members of the Board of Directors present and voting at any regular or special meeting, subject always to the power of the shareholders to change any such action taken by the Board of Directors.


                              ARTICLE XIX
                   Limitation on Director Liability

     SECTION 1. A director of the Corporation shall not be personally liable for monetary damages for any action taken or failure to take any action unless the director has breached or failed to perform the duties of his office under Section 8363 of the Directors' Liability Act and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (i) for any responsibility or liability of such director pursuant to any criminal statute, or (ii) for any liability of a director for the payment of taxes pursuant to local, State or Federal law. This Article XIX shall not apply to any actions filed prior to January 27, 1987 or to any breach of performance of duty or any failure of performance of duty by any director occurring prior to January 27, 1987.

     SECTION 2. Notwithstanding any other provision of law, the Articles of Incorporation or the By-Laws of the Corporation, the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast in an annual election of directors (or such greater percentage of votes as shall be required by law) shall be required to adopt any amendment, alteration or repeal of, or to adopt any provision inconsistent with, this Article XIX or any of its provision, including this Section 2. Neither the repeal or modification of this Article XIX or any of its provisions nor the adoption of any provision inconsistent with this
Article XIX or any of its provisions shall adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.
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                              ARTICLE XX
   Applicability of Certain provisions of the Pennsylvania Business
                            Corporation Law

     SECTION 1. Subchapters G (relating to Control Share Acquisitions), H (relating to Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control), I (relating to Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions), and J (relating to the Status of Labor Contracts Following Certain Business Combination Transactions) of Chapter 25 of the Pennsylvania Business Corporation Law shall not be applicable to the Corporation.

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